Exhibit 99.1

Sept. 16, 2019 12:30 UTC

Ring Energy, Inc. Announces the Appointment of Ms. Regina Roesener to the Board of Directors

MIDLAND, Texas--(BUSINESS WIRE)-- Ring Energy, Inc. (NYSE American: REI) (“Company”)(“Ring”) announced today the appointment of Ms. Regina Roesener to the Company’s Board of Directors. Ms. Roesener is an independent Director.

Ms. Roesener currently serves as the Chief Operating Officer, Director of Corporate Finance and a Member of the Board of Directors of NTB Financial Corporation (“NTB”), a member firm of FINRA and also a Registered Investment Advisor with the SEC. Founded in 1977, NTB is one of the oldest independent securities, asset management and investment banking firms in the region, providing individual, institutional, and corporate clients a full complement of financial services. During her more than 30-year tenure at NTB, Ms. Roesener has been involved in the capital raising efforts for numerous public and private companies, many of which were in the energy sector, collectively raising more than $300 million. This involves working closely with executive management of the issuing company to develop and deliver their investor presentations and road shows, utilizing long-standing strategic relationships with participating FINRA member firms. In addition, in her position at NTB, Ms. Roesener was responsible for the management of an internal market broker for a large, SEC registered public company, where she facilitated more than $500 million in transactions over 15 years. She has served as a Board Member of the National Investment Bankers Association and as a member of Women in Syndicate Association and has served as a Board Member for the Denver chapter of the March of Dimes. Ms. Roesener received her Bachelor of Science degree in Education from the University of Colorado in 1982. Ms. Roesener is 59.

Mr. Tim Rochford, Chairman of the Board, commented, “We are very pleased and honored that Gina Roesener has accepted our invitation to join our Board. We believe that Gina will bring new energy and diversity to the Board. Her years of experience in corporate finance will provide tremendous insight and assistance in the future growth of the Company.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.
www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018, its Form 10Q for the quarter ended June 30, 2019 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

View source version on businesswire.com: https://www.businesswire.com/news/home/20190916005174/en/

Contacts

Bill Parsons
K M Financial, Inc.
(702) 489-4447

Source: Ring Energy, Inc.

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